Exhibit 10.14

To:    Russ Devendorf
From:     Greg Bennett
Date:     March 27, 2024
Re:    2024 Annual President Annual Incentive Program and Long-Term Incentive Program

Congratulations! As one of a select group of key executives, you have been chosen to participate in the Smith Douglas Homes 2024 Annual Incentive Program (“AIP”) and 2024 Long-Term Incentive Program (“LTIP”). As previously discussed, and described in further detail below, the methodology for determining your bonus targets aligns your compensation with to achievement, year over year growth, controlled lots, and inventory turnover.

Your personal compensation for 2024 is as follows:

Base Salary	$650,000
AIP Target Bonus	$500,000
LTIP Target Bonus (issued in RSUs – see below)	$500,000
Total Compensation	$1,650,000

AIP Overview

The 2024 AIP Target Bonus is based on the achievement of established financial metrics plus a discretionary component. You will have an opportunity to earn up to 240% of your target bonus. The details of the metrics calculations can be found in the 2024 Bonus Program document.

The metrics and payout percentage for the 2024 AIP are as follows:

Objective #	Description	Payout %
1	Net Income – Actual vs. Budget (80% minimum & 120% maximum)	80.0%
2	Net Income % - Actual vs. Budget (80% minimum & 120% maximum)	20.0%
3	YOY Net Income Growth Up to 20%	20.0%
4	YOY Closings Growth Up to 20%	20.0%
5	YOY Backlog Growth Up to 20%	20.0%
6	Controlled Lot Target	10.0%
7	Inventory Turnover	10.0%
8	Discretion	20.0%
Total		200.0%

An overview of the company and division specific bonus targets is attached in the AIP 2024 document – Exhibit A.

To be eligible to receive the bonus you must be employed by Smith Douglas Homes as of the AIP Payment Date. The bonus program includes a death and disability provision which will pay a pro- rata award amount of the earned bonus based upon the number of completed full calendar months of active employment during the business year and will be paid on the date all other participants receive their award. Participation in the bonus program this year does not guarantee participation in future years and the format of the program may be subject to change.

Exhibit 10.14

LTIP Overview

The 2024 LTIP Target Bonus is based on the achievement of the Division net income and net income financial metrics as outlined in the 2024 Bonus Program document. You will have an opportunity to earn up to 100% of your target bonus. The details of the metrics calculations can be found in the 2024 Bonus Program document.

The metrics and payout percentage for the 2024 LTIP are as follows:

Objective #	Description	Payout %
1	Net Income – Actual vs. Budget (80% minimum)	80.0%
2	Net Income % - Actual vs. Budget (80% minimum)	20.0%
Total		100.0%

The LTIP bonus will be issued in restricted stock units (RSUs) and vest in substantially three equal installments on the anniversary of the grant date (expected to be no later than March 31, 2025) following the completion of the performance period (January 1, 2024 – December 31, 2024), provided that you remain continuously employed by Smith Douglas Homes on each applicable payment date. If you are not continuously employed on an applicable vesting date, the unvested portion of your LTIP bonus will be cancelled and forfeited without payment.

You are a very important member of our team and your contribution is an integral part of the Company’s success. I look forward to working with you this year as we strive towards achieving our objectives.

If you have any questions regarding your compensation, please don’t hesitate to reach out to Katie Peacocke, VP of Human Resources.

Regards,
Greg Bennett President and CEO